UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/13/2005

Time Warner Telecom Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-30218

DE	841500624
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of Principal Executive Offices, Including Zip Code)

303-566-1284
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

Time Warner Telecom Inc. entered into a new employment contract with Robert W. Gaskins, Senior Vice President, Corporate Development & Strategy, effective April 20, 2005 for a term ending April 19, 2008, unless renewed. The minimum annual salary under the contract for Mr. Gaskins is $190,000.20 per year with a 75% target bonus. The actual bonus may range from 0% to 150% of the target amount depending on the executive's and the Company's actual performance.

The agreement includes a narrow definition of the term "cause." If the contract is terminated for cause, the executive will only receive earned and unpaid base salary accrued through such date of termination. This agreement provides that if the Company terminates the executive's employment during the term without cause, the executive may elect either:

(a)        to receive a lump sum payment of the present value of the base salary and annual bonus otherwise payable during the remaining term of employment, but not less than the sum of the salary and bonus pro-rated for an 18 month period; or

(b)        to remain an employee for up to 18 months and, without performing any services, receive the base salary and annual bonus otherwise payable, plus a lump sum payment at the end of the 18 month period of the discounted present value of the base salary and target bonus that would have been payable for the balance of the employment term, if any.

        The executive has the same two options if a change of control occurs together with a reduction of responsibilities, a move of office location of more than 50 miles or a breach by the Company.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Time Warner Telecom Inc.

Date: October 13, 2005.	By:	/s/ Tina Davis
Tina Davis
VP and Deputy General Counsel